Corporate Communications Department-CTW11 PO Box 27131 Raleigh, NC 27611-7131 NEWS RELEASE For Immediate Release Contact: Deanna Hart Barbara Thompson Oct. 28, 2022 Investor Relations Corporate Communications 919-716-2137 919-716-2716 FLOOD APPOINTED TO FIRST CITIZENS BANCSHARES BOARD OF DIRECTORS, HEAVNER RETIRES RALEIGH, N.C. – Eugene Flood Jr. has been appointed to the Board of Directors of First Citizens BancShares (“BancShares”) and its First-Citizens Bank & Trust Company (“First Citizens Bank”) subsidiary, effective Jan. 1, 2023. He fills the vacancy that will be created by the retirement of director Daniel Heavner, effective Dec. 31, 2022. Heavner has served as a director since 2007. “I’d like to thank Dan for his many years of dedication and service,” said First Citizens Chairman and CEO Frank B. Holding Jr. “I also welcome Gene to First Citizens. The expertise he brings will be a significant asset to the board and our company.” Since 2017, Flood has served as a member of the board of directors of Janus Henderson Group PLC, where he presently chairs the risk committee. He is a former president and chief executive officer of Smith Breeden Associates, a North Carolina-based fixed income asset manager. Flood also previously served as executive vice president of TIAA CREF until his retirement in 2012 and served on the CREF Board of Trustees and the TIAA CREF Mutual Fund Board of Trustees for seven years, including as chair of the investment committee. Earlier in his career, Flood held a range of trading and investment positions with Morgan Stanley from 1987 to 1999 and was an assistant professor of finance at Stanford Graduate School of Business from 1982 to 1987. In addition, Flood has served as chairman of the advisory board for the Institute for Global Health and Infectious Diseases at the University of North Carolina at Chapel Hill since 2014 and director of the Research Corporation for Science Advancement since 2015. Previously, he served as a trustee of the Financial Accounting Foundation from 2016 to 2020 and as a director of The Foundation for the Carolinas from 2012 to 2015. Since 2013, Flood has been managing partner of A Cappella Partners, a family office that centers business, for- profit and not-for-profit board activity, community service and philanthropic efforts. Flood holds a doctorate in economics from the Massachusetts Institute of Technology. He earned a bachelor’s degree in economics at Harvard University. He and his wife reside in Chapel Hill, N.C. Flood has been appointed to serve as a member of the BancShares’ risk committee and the trust committee of First Citizens Bank. ABOUT FIRST CITIZENS BANCSHARES First Citizens BancShares, Inc. is the financial holding company for First Citizens Bank. In January 2022, First Citizens BancShares and CIT Group Inc. merged, creating one of the top 20 U.S. financial institutions, with more than $100 billion in assets. First Citizens Bank helps personal, business, commercial and wealth clients build financial strength that lasts. As the largest family-controlled bank in the United States, First Citizens is continuing a unique legacy of strength, stability and long-term thinking that has spanned generations. Its commercial banking segment brings a wide array of best-in-class lending, leasing and banking services to middle-market companies and small businesses from coast to coast. Founded in 1898 and headquartered in Raleigh, N.C., First Citizens also operates a nationwide direct bank and a network of more than 550 branches in 22 states, many in high-growth markets. Visit firstcitizens.com. First Citizens Bank. Forever First® ###